PRIVATE PLACEMENT SECURITIES PURCHASE AGREEMENT

Private Placement Securities Purchase Agreement (this “Agreement”) made as of this 17 day of March, 2006 among Global Technology Industries, Inc., a Delaware corporation (the “Company”), Morgan Joseph & Co. Inc. (“Morgan Joseph”) as representative of the underwriters of the IPO (as defined below) (solely for the purposes of Section 10 hereof), and GTI Holdings, LLC (the “Purchaser”).

Whereas, the Company intends to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1, as amended (the “Registration Statement”), in connection with the Company’s initial public offering (the “IPO”) of units, each unit (“Unit”) consisting of (i) one share of the Company’s common stock, $0.0001 par value (the “Common Stock”), and (ii) one warrant (the “Warrant”), each Warrant to purchase one share of Common Stock;

Whereas, pursuant to the terms and conditions hereof, the Company desires to sell, and the Purchaser desires to acquire, in a private placement (the “Placement”), (i) 250,000 Units (the “Placement Units”) and (ii) 416,667 Warrants (sold separately and not in combination with the Common Stock in the form of the Placement Units) (the “Placement Warrants”), which Units and Warrants shall be substantially identical to the Units and Warrants issued in the IPO, except that the Placement Units, and their underlying shares of Common Stock and Warrants, and the Placement Warrants shall not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Warrants will be exercisable by the holder thereof on a cashless basis as described in the Warrant Agreement filed as an exhibit to the Registration Statement (the “Warrant Agreement”); and

Whereas, the Warrants included in the Placement Units and the Placement Warrants shall be governed by the Warrant Agreement.

Now, Therefore, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.  Purchase of Placement Units. The Purchaser hereby agrees to purchase 250,000 Placement Units at a purchase price of $8.00 per Placement Unit, for an aggregate purchase price of $2,000,000 (the “Unit Purchase Price”).

2.  Purchase of Placement Warrants. The Purchaser hereby agrees to purchase 416,667 Placement Warrants at a purchase price of $1.20 per Placement Warrant, for an aggregate purchase price of $500,000 (the “Warrant Purchase Price”, and together with the Unit Purchase Price, the “Purchase Price”).

3.  Closing. The closing of the purchase and sale of the Placement Units and the Placement Warrants (the “Closing”) will take place immediately prior the closing of the IPO. At the Closing, the Purchaser shall pay the Purchase Price by wire transfer of funds to an account maintained by the Company. Upon receipt, the Company shall deposit the Purchase Price into the trust account described in the Registration Statement (the “Trust Account”). The certificates for the Common Stock and Warrants comprising the Placement Units and the certificates for the Placement Warrants shall be delivered to the Purchaser promptly after the closing of the IPO, provided, however that the Warrant certificates will not be physically delivered to the Purchaser earlier than the time when they start to trade.

4.  Voting of Shares. In connection with the vote required to consummate a Business Combination (as defined in the Amended and Restated Certificate of Incorporation of the Company), the Purchaser shall vote the shares of Common Stock included in the Placement Units, and any shares of Common Stock acquired in the IPO or afterward, in favor of the Business Combination, and therefore waives any conversion rights it might have with respect to such shares. In the event that the Company fails to consummate a Business Combination within 18 months after consummation of the IPO (or within 24 months under  the circumstances described in the prospectus relating to the IPO), the Purchaser shall vote his shares in favor of any plan of dissolution and liquidation recommended by the Company's board of directors.

5.  Waiver of Liquidation Distributions. The Purchaser hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account in respect of the shares of Common Stock included in the Placement Units as a result of the liquidation of the Trust Account or otherwise and hereby waives any Claim the Purchaser may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; provided, however, that this paragraph shall not limit the Purchaser’s right to receive distributions from the Trust Account in respect of any securities acquired by it in the IPO or afterward.

6.  Business Combination with an Affiliate. The Purchaser acknowledges and agrees that the Company has agreed not to consummate any Business Combination that involves a company that is affiliated with any director, officer or stockholder of the Company immediately prior to the consummation of the IPO unless the Company obtains an opinion from an independent investment banking firm to the effect that the Business Combination is fair to the Company’s stockholders from a financial perspective.

7.  Finder’s Fee or Other Compensation. Neither the Purchaser, its security holders, any member of the family of the Purchaser’s security holders, nor any affiliate of the Purchaser will be entitled to receive or will accept a finder’s fee or any other compensation in the event the Purchaser, any member of the family of the Purchaser’s security holders or any affiliate of the Purchaser originates a Business Combination.

8.  Compensation for Services. Neither the Purchaser, its security holders, any member of the family of the Purchaser’s security holders, nor any affiliate of the Purchaser will be entitled to receive from the Company, and will not accept from the Company, any compensation for services rendered to the Company prior to the consummation of the Business Combination, except in connection with services provided by the Purchaser, or its affiliate, pursuant to the Advance Agreement between the Company and the Purchaser, the Letter Agreement between the Purchaser and the Company regarding administrative services or as described in the registration statement filed with and declared effective by the Securities and Exchange Commission in connection with the IPO. The parties hereto agree that the warrants issued in connection with the Placement Units are not compensatory in nature and neither party will take a position in any tax return inconsistent with that conclusion without the consent of the other party.

9.  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

9.1  The Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

9.2  The Placement Units and Placement Warrants are being acquired for the Purchaser’s own account, only for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

9.3  The Purchaser has the full right, power and authority to enter into this Agreement and this Agreement is a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

10.  Waiver of Claims; Indemnification. The Purchaser hereby waives any and all rights to assert any present or future claims, including any right of rescission, against the Company, Morgan Joseph or the other underwriters in the IPO with respect to its purchase of the Placement Units or Placement Warrants, and the Purchaser agrees to indemnify and hold the Company, Morgan Joseph and the other underwriters in the IPO harmless from all losses, damages or expenses that relate to claims or proceedings brought against the Company, Morgan Joseph or such other underwriters by the Purchaser of the Placement Units or Placement Warrants or its transferees, heirs, assigns or any subsequent holders of the Placement Units or Placement Warrants.

11.  Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

12.  Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Purchaser hereby (i) agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum; and (iii) irrevocably agrees to appoint, at the expense of the Company, prior to the effectiveness of the Registration Statement, a person or entity acceptable to Morgan Joseph, as agent for the service of process in the State of New York to receive, for the Purchaser and on its behalf, service of process in any Proceeding (and Morgan Joseph agrees that CT Corporation System is an acceptable agent). If for any reason such agent is unable to act as such, the Purchaser will promptly notify the Company and Morgan Joseph and appoint a substitute agent acceptable to Morgan Joseph within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

GLOBAL TECHNOLOGY INDUSTRIES, INC.	GTI HOLDINGS, LLC
A Delaware Corporation

By: /s/ Robert B. Kay	By: /s/ Jonathan N. Schulhof

Name: Robert B. Kay Title: President	Name: Jonathan N. Schulhof Title: President

MORGAN JOSEPH & CO. INC.
as representative of the underwriters

By: /s/ R. Michael Powell

Name: R. Michael Powell Title: Managing Director